EXHIBIT 99.1
COMMERCIAL NET LEASE REALTY, INC.
Dividend Reinvestment and Stock Purchase Plan
AUTHORIZATION FORM
PLEASE READ CAREFULLY AND PROVIDE ALL REQUESTED INFORMATION. If you return a properly executed authorization form without electing an investment option, you will be enrolled as having selected the FULL DIVIDEND REINVESTMENT option.
Return to:
Wachovia Bank, N.A.
Shareholder Services Group
1525 West W.T. Harris Blvd., 3C3
Charlotte, North Carolina 28262-8522
PRINT NAME EXACTLY AS IT APPEARS ON CERTIFICATE OR ON ACCOUNT DOCUMENTATION

PRINT ADDRESS

SOCIAL SECURITY OR TAX ID NUMBER

IF BENEFICIAL OWNER:
     NAME OF BROKER, BANK OR OTHER NOMINEE

     CONTACT

     NAME OF DEPOSITORY USED BY BROKER BANK OR NOMINEE

     PARTICIPANT NUMBER WITH DEPOSITORY

FOR ALL PARTICIPANTS — OPTIONS ELECTED:

[ ] FULL DIVIDEND REINVESTMENT. Please apply all dividends on shares of the Company held in my name or in the above account and dividends on shares held in my plan account to the purchase of additional shares of common stock of the Company.
[ ] PARTIAL DIVIDEND REINVESTMENT. Please apply all dividends on ___of the shares held in my name or the above account and dividends on all shares held in my plan account to the purchase of additional shares of common stock of the Company.
[ ] OPTIONAL CASH PAYMENT. Enclosed is payment in the amount of $___(minimum $100, maximum $10,000) to make an additional investment in Commercial Net Lease Realty, Inc. shares. (Please make check payable to Wachovia Bank, N.A. – Commercial Net Lease Realty, Inc. DRSPP.)
[ ] DIVIDENDS ON SHARES IN PLAN ACCOUNT ACQUIRED WITH OPTIONAL CASH PAYMENTS. Dividends on Plan shares acquired through optional cash payments by any record or beneficial owner will be:
[ ] paid directly to                                         .
[ ] fully enrolled in the Dividend Reinvestment Program. Please apply all dividends on shares of the Company acquired with optional cash payments to the purchase of additional shares of common stock of the Company.
[ ] An authorization for automatic cash investments is also enclosed.
I appoint Wachovia Bank, N.A. (the “Plan Administrator”) as agent and authorize the Plan Administrator to reinvest future dividends paid on the specified number of shares of common stock of Commercial Net Lease Realty, Inc. and any optional cash investments I may make from time to time in additional shares of common stock of Commercial Net Lease Realty, Inc., all in accordance with the Commercial Net Lease Realty, Inc. Dividend Reinvestment and Stock Purchase Plan Prospectus, receipt of which is hereby acknowledged.
I understand that participation is subject to the terms and conditions of the Commercial Net Lease Realty, Inc., all in accordance with the Commercial Net Lease Realty, Inc. Dividend Reinvestment and Stock Purchase Plan as set forth in the Prospectus relating thereto and that enrollment may be discontinued at any time by written notice to the Plan Administrator at the address shown above.
I certify under penalties of perjury that (i) the social security number or tax identification number shown above is correct and (ii) I am not subject to backup withholding because the Internal Revenue Service (a) has not notified me that I am, as a result of failure to report all interest or dividends or (b) has notified me that I am no longer subject to backup withholding. The certifications in this paragraph are required of all non-exempt persons to prevent backup withholding of 20% of all taxable distributions under federal income tax law. Check here if you are subject to backup withholding [ ].
SIGNATURE(S)

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